Exhibit 3.3

BY-LAWS OF
MAGNUM D'OR RESOURCES, INC.

ARTICLE I
MEETING OF SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of the shareholders of this corporation shall be held at the time and place designated by the Board of Directors of the corporation. The annual meeting of the shareholders for any year shall be held no later than thirteen (13) months after the last preceding annual meeting of shareholders. Business transacted at the annual meeting shall include the election of directors of the corporation. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meetings shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of the shareholders shall be deemed to refer to such special meeting.

Section 2. Special Meetings. Special meeting(s) of the shareholders shall be held when directed by the Board of Directors, or when requested in writing by the holders of not less than twenty (20%) percent of all the shares entitled to vote at the meeting. A meeting requested by shareholders shall be called for a date not less than ten (10) nor more than sixty (60) days after the request is made, unless the shareholders requesting the meeting designated a later date.

Section 3. Place of Meetings. Meetings of shareholders may be held within or without the State of Nevada and at such place as is designated by the Board of Directors or the President.

Section 4. Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the meeting, either personally or by first class mail, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address at it appears on the stock transfer books of the corporation, with postage thereon prepaid.

Section 5. Notice of Adjourned Meetings. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and, at the adjourned meeting, any business may be transacted that might have been transacted on the original date of the meeting. If, however, after the adjournment, the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in this section to each shareholder of record on the new record date entitled to vote at such meeting.

Section 6. Closing of Transfer Books and Fixing of Record Date. For the purpose of determining shareholders entitled to notice or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, sixty (60) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting.

Section 7. Shareholder Quorum and Voting. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless otherwise provided by law.

Section 8. Action by Shareholders Without a Meeting. Any action required by law, these by-laws or the articles of incorporation of this corporation to be taken at any annual or special meeting of shareholders of the corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 9. Inspectors of Election. The Board of Directors, or, if the Board shall not have made the appointment, the chairman presiding at any meeting of shareholders, shall have power to appoint one or more persons to act as inspectors of election at the meeting or any adjournment thereof, but no candidate for the office of director shall be appointed as an inspector at any meeting for the election of directors.

ARTICLE II.
BOARD OF DIRECTORS

Section 1. Function. Except as provided by law and, subject to the limitations of the powers of Directors set forth in the By-Laws, all corporate powers shall be exercised by, or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors, in the event the shareholders fail to act.

A Director shall perform his duties as a director, including his duties as a member of any committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the interests of the corporation, and with such care as an ordinarily prudent person under similar circumstances.

A person who performs his duties in compliance with this section shall have no liability by reason of being or having been a director of the corporation.

Section 2. Number; Qualification. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by action of the shareholders. The number of directors may be increased or decreased from time to time by amendment to these by-laws, but no decrease shall the effect of shortening the terms of any incumbent director. Directors need not be shareholders of this corporation.

Section 3. Election and Term. At the first annual meeting of shareholders and at each annual meeting thereafter, the shareholders shall elect directors to hold office until the next succeeding annual meeting. Each director shall hold office for the term for which he is elected and qualified or until his earlier resignation, removal from office or death.

Section 4. Vacancies. Whenever any vacancy shall occur in the Board of Directors by reason of death, resignation, removal, increase in the number of Directors or otherwise, it may be filled for the balance of the term by a majority of directors then in office (even if they constitute less than a quorum) or by a sole remaining director; or, if the Board has not filled such vacancy, it may be filled by the shareholders.

Section 5. Quorum and Voting. A majority of the number of directors then in office (but in no event less than one-third of the total number of directors) shall constitute a quorum for the transaction of business, but less than a quorum may adjourn any meeting to another time or place from time to time until a quorum shall be present, where upon the meeting may be held, as adjourned, without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 6. Place of Meetings; Conference Call Meetings. Regular and special meetings by the Board of Directors may be held within or without the State of Nevada. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference

telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 7. Removal of Directors. Any one or more of the directors shall be subject to removal with or without cause at any time by the shareholders.

Section 8. Action Without a Meeting. Any action required to be taken at a meeting of the Board of Directors, or any action which be taken at a meeting of the Board of Directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all of the directors, or all the members of the applicable committee, is filed in the minutes of the proceedings of the Board or the committee. Such consent shall have the same effect as a unanimous vote.

Section 9. Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving payment for such service.

Section 10. Limitation on powers of Directors. Notwithstanding the power granted to Directors by the Nevada General Corporate Law, the Board of Directors is prohibited by this By-Law from (i) amending the Articles of Incorporation or these By-Laws; (ii) issuing additional shares of the equity securities of the corporation or incurring indebtedness on behalf of the corporation or selling, disposing of, hypothecating, pledging or otherwise transferring assets of the Company if such issuance, indebtedness, asset sale, disposition, pledge, hypothecation or transfer would have a material impact on the affairs of the Company; or (iii) declaring a dividend or stock split (whether forward or reverse), or reclassification or combination of equity securities of the corporation, in each case without the prior approval of the holders of not less than 51% of the shares entitled to vote at any meeting of shareholders of the corporation.

In addition, in the event the corporation has any shares or preferred stock issued and outstanding, the Board of Directors is likewise prohibited by this By-Law from taking (i) any of the actions described in the immediately preceding paragraph or (ii) any other action that may have a materially adverse affect on the holders of one or more series of the preferred stock of the corporation without the prior consent of holders of not less than 51% of the shares of all series of preferred stock adversely affecting voting separately as a class.

ARTICLE III.
OFFICERS

Section 1. Officers. The officers of this corporation shall consist of a president, a secretary and a treasurer, each of whom shall be elected by the directors at the first meeting of directors immediately following the annual meeting of shareholders of this corporation, and shall serve until their successors are chosen and qualify. The Board of Directors may from time to time appoint such other officers and assistant officers and agents at it may deem necessary. Any two or more offices may be held by the same person. The failure to elect a president, secretary or treasurer shall not affect the existence of this corporation.

Section 2. Duties. The officers of this corporation shall perform such duties as are prescribed by the Board of Directors and, in the case of all officers other than the President, by the Board of Directors and the President.

Section 3. Term of Office; Removal and Vacancy. Each officer shall hold his office until his successor is elected and qualified or until his earlier resignation or removal. Any officer shall be subject to removal with or without cause at any time by the Board of Directors. Vacancies in any office, whether occurring by death, resignation, removal or otherwise, may be filled by the Board of Directors.

Section 4. Compensation. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE IV.
EXECUTION OF INSTRUMENTS

All corporate instruments and documents shall be signed or countersigned, executed, verified or acknowledged by such officer or officers or other person or persons as the Board may from time to time designate.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer of officers, agent or agents of the corporation, and in such manner as shall be determined from time to time by resolution of the Board.

ARTICLE V.
AMENDMENT

These by-laws may be repealed or amended, and new by-laws may be adopted, only by action of the shareholders.

CERTIFICATE OF THE SECRETARY OF
MAGNUM D'OR RESOURCES, INC.

The undersigned, being the duly-appointed Secretary of Magnum D'Or Resources, Inc., hereby certifies that the foregoing By-laws constitute the By-Laws of the corporation as adopted by the shareholders by written consent dated October 1, 2009. IN WITNESS WHEREOF, I Joseph Glusic, have affixed my name as of this 1st day of October 2009

, Secretary